Exhibit 4.2

Description of Common Shares

General

The following description of the common shares, no par value (the “common shares”) of CRH Medical Corporation (the “Company,” “we,” “us,” and “our”) summarizes material rights of our common shares, as contained in our notice of articles and articles and any amendments thereto. This summary is not a complete description of the share rights associated with our common shares. For more detailed information, please see the forms of our Business Corporations Act (British Columbia) notice of articles and articles, which are filed as exhibits to this Annual Report on Form 10-K.

Share Capital

The Company’s authorized share capital consists of 100,000,000 common shares. Our common shares are listed on the NYSE American under the symbol “CRHM” and on the TSX under the symbol “CRH”.

Common Shares

The common shares are not subject to any future call or assessment and all have equal voting rights.  There are no special rights or restrictions of any nature attached to any of the common shares and they all rank pari passu, each with the other as to all benefits which might accrue to the holders of such common shares.  The holders of common shares have the right to receive, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, any dividends declared by the Company.  There are no limitations on the right of nonresident or foreign owners of the common shares to hold or vote the common shares. All registered shareholders are entitled to receive a notice of any general meetings to be convened by the Company. At any general meeting, subject to the restrictions on joint registered owners of common shares, on a show of hands, every member who is present in person and entitled to vote thereat and every proxy holder duly appointed by a holder of a common share who would have been entitled to vote shall have one vote and on a poll every member shall have one vote for each common share of which he is the registered holder and may exercise such vote either in person or by proxy.  The common shares do not have any pre-emptive rights, conversion rights or redemption rights. Provisions as to the creation, modification, amendment or variation of such rights or such provisions are contained in the Business Corporations Act (British Columbia) and the articles of the Company.

Dividend Policy

We have neither declared nor paid any dividends on our outstanding common shares since our inception and we do not anticipate that we will do so in the foreseeable future. The declaration of dividends on our common shares is within the discretion of the Board of Directors and will depend on the assessment of, among other factors, earnings, capital requirements and our operating and financial condition. At the present time, anticipated capital requirements are such that we intend to follow a policy of retaining earnings in order to finance the further development of the business.

Advance Notice Policy

Our articles include an advance notice policy (the “Advance Notice Policy”). The Advance Notice Policy provides that any shareholder seeking to nominate a candidate for election as a director (a “Nominating Shareholder”) at any annual meeting of the shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors, must give timely notice thereof in proper written form to our Corporate Secretary.

To be timely, a Nominating Shareholder’s notice must be made: (i) in the case of an annual meeting of shareholders (including an annual and special meeting), not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders, provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the 10th day following the date of such first public announcement; and (ii) in the case of a special meeting of shareholders (which is not also an annual meeting) called for the purpose of electing directors (whether or not called for other purposes as well), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made. The articles also prescribe the proper written form for a Nominating Shareholder’s notice.

The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the notice procedures set forth in the articles and, if any proposed nomination is not in compliance with such provisions, the discretion to declare that such defective nomination will be disregarded.

Notwithstanding the foregoing, the Board of Directors may, in their sole discretion, waive any requirement in the Advance Notice Policy.